UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549 FORM 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2006

BPO MANAGEMENT SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28560	22-2356861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22700 Savi Ranch Parkway, Yorba Linda, California 92887
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:

netGuru, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 Entry into a Material Definitive Agreement.

See Item 2.01 for a description of the agreement and plan of merger, dated August 29, 2006, among BPO Management Services, Inc. (“BPOMS”), netGuru, Inc. (“NGRU” or “our predecessor”), and BPO Acquisition Corp. (“Merger Sub”). Also, see Item 2.01 for a description of the purchase agreement, dated August 29, 2006, among NGRU and Das Family Holdings, a privately-held California corporation (“DFH”), and for a description of other related agreements.

SECTION 2 - FINANCIAL INFORMATION

ITEM 2.01. Completion of Acquisition or Disposition of Assets.

Merger Agreement

On August 29, 2006, BPOMS, NGRU, and a newly created, wholly-owned subsidiary of NGRU, Merger Sub, entered into an agreement and plan of merger (the “Merger Agreement”). The transaction contemplated by the Merger Agreement (the “Merger”) closed on December 15, 2006 (the “Merger Closing”). Pursuant to the Merger Agreement, BPOMS merged with and into Merger Sub, thereby making BPOMS a wholly-owned subsidiary of NGRU. Immediately thereafter, the Merger Sub was merged with and into NGRU, and NGRU changed its name to “BPO Management Services, Inc.” (referred to as “we” or “our”).

BPOMS was a privately-held Delaware corporation that provides business process outsourcing services to support back-office business functions, such as human resources management, IT services, document management solutions, and finance and accounting processes. BPOMS’ target is middle-market enterprises located throughout the United States and Canada, with its principal executive offices currently located at 22700 Savi Ranch Parkway, Yorba Linda, California 92887.

Immediately prior to the Merger Closing, NGRU effected a 1-for-15 reverse stock split of its common stock. At the Merger Closing, BPOMS’ stockholders exchanged their shares of BPOMS’ common and Series A, B, and C preferred stock for shares of our common stock and shares of our three series of preferred stock that contained, among other terms, various conversion, liquidation, redemption, voting, director election, and board observation provisions that were substantially similar to the provisions of BPOMS’ three series of preferred stock. Furthermore, we increased the authorized number of our preferred shares from 5,000,000 to 29,795,816, which includes the original 5,000,000 authorized “blank check” preferred shares and an additional number of authorized preferred shares equivalent (on a post-reverse-split basis) to the number of authorized shares of each series of BPOMS preferred stock. We also assumed BPOMS’ obligations under its outstanding options and warrants for the purchase of BPOMS’ common stock.

Because the former stockholders of BPOMS now hold approximately 90 percent of our outstanding common shares assuming conversion of all outstanding Series A and Series B Preferred Stock, we experienced a change of control. The identities of the directors, officers, and five percent stockholders immediately prior to the Merger Closing and immediately subsequent thereto are as follows:

NGRU Stock Ownership Pre-Merger Closing

NAME OF	AMOUNT AND NATURE OF BENEFICIAL		PERCENT OF CLASS
BENEFICIAL OWNER	OWNERSHIP OF COMMON STOCK		OF COMMON STOCK

Amrit K. Das	2,724,468	(1)	14.2%
Santanu K. Das	2,554,900		13.3%
Sormistha Das	1,933,744		10.1%
Peter Kellogg	3,835,800	(2)	19.9%
Diker GP, LLC, Diker
Management LLC, Charles
M. Diker and Mark M. Diker	967,424	(3)	5.0%

_______________
(1) Includes 1,170,659 shares of common stock held by the A. and P. Das Living Trust and 1,170,659 shares of common stock held by the Purabi Das Marital Trust, of which trusts Amrit Das is the trustee. Also includes 157,700 shares of common stock held by the Purabi Das Foundation, Inc., of which foundation Amrit Das is the trustee. Mr. Das disclaims beneficial ownership of the shares held by the foundation.
(2) The address for Mr. Kellogg is 120 Broadway, New York, New York, 10271.
(3) Based on a Schedule 13G filed February 17, 2006, power to vote or dispose of the shares is shared by: Diker GP, LLC, as the general partner (“Diker GP”) to Diker Value-Tech Fund, LP, the Diker Value Tech QP Fund, LP, the Diker Micro-Value Fund, LP, the Diker Micro-Value QP Fund, LP, the Diker Micro and Small Cap Fund, LP, and the Diker M&S Cap Master, Ltd. (collectively, the “Diker Funds”); Diker Management, LLC, as the investment manager of the Diker Funds with respect to the shares of common stock held by the Diker Funds (“Diker Management”); and Charles M. Diker and Mark N. Diker, as managing members of each of Diker GP and Diker Management, with respect to the shares of common stock subject to the control of Diker GP and Diker Management. Each of these persons disclaims all beneficial ownership, however, as affiliates of a registered investment advisor and, in any case, disclaims beneficial ownership except to the extent of their pecuniary interest in the shares. The address of each of these persons is 745 Fifth Avenue, Suite 1409, New York, New York 10151.

Our Stock Ownership Post-Merger Closing

NAME OF	TITLE OF	NUMBER OF	PERCENT OF
BENEFICIAL OWNER	CLASS	SHARES	CLASS

Patrick Dolan	Common	4,608,144(1)	51.5%
	Series A Preferred	975,909(2)	63.5%
	Series C Preferred	1,400,000	90.9%

James Cortens	Common	2,949,529(3)	36.8%
	Series A Preferred	560,430(4)	36.5%
	Series C Preferred	140,000	9.1%

Brian Meyer	Common	863,437(5)	11.0%
	Series B Preferred	439,812(6)	30.3%

Don West	Common	1,921,231(7)	23.3%
	Series B Preferred	907,781(8)	62.6%

_______________
(1) Represents 2,988,975 shares of common stock, 975,909 shares of common stock underlying Series A Preferred Stock, 135,900 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, and 507,360 shares of common stock underlying warrants that are exercisable as of December 15, 2006, or within 60 days thereafter.
(2) Represents 975,909 shares of common stock underlying Series A Preferred Stock.
(3) Represents 2,264,375 shares of common stock, 560,430 shares of common stock underlying Series A Preferred Stock, 90,600 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, and 33,824 shares of common stock underlying warrants that are exercisable as of December 15, 2006, or within 60 days thereafter.
(4) Represents 560,430 shares of common stock underlying Series A Preferred Stock.
(5) Represents 166,400 shares of common stock, 270,710 shares of common stock underlying Series B Preferred Stock, and 88,123 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, held by Mr. Meyer; 169,102 shares of common stock and 169,102 shares of common stock underlying Series B Preferred Stock held by Mr. Meyer’s wife.
(6) Represents 270,710 shares of common stock underlying Series B Preferred Stock held by Mr. Meyer and 169,102 shares of common stock underlying Series B Preferred Stock held by Mr. Meyer’s wife.

(7) Represents 565,458 shares of common stock, 461,148 shares of common stock underlying Series B Preferred Stock, and 1,359 shares of common stock underlying options that are exercisable as of December 15, 2006, or within 60 days thereafter, held by Mr. West; 313,480 shares of common stock and 313,480 shares of common stock underlying Series B Preferred Stock held by Mr. West’s wife; and 133,153 shares of common stock and 133,153 shares of common stock underlying Series B Preferred Stock held by a trust of which members of the immediate family of Mr. West are beneficiaries.
(8) Represents 461,148 shares of common stock underlying Series B Preferred Stock held by Mr. West, 313,480 shares of common stock underlying Series B Preferred Stock held by Mr. West’s wife, and 133,153 shares of common stock underlying Series B Preferred Stock held by a trust of which members of the immediate family of Mr. West are beneficiaries.

Purchase Agreement

On August 29, 2006, NGRU entered into a purchase agreement (the “Purchase Agreement”) with Das Family Holdings, a privately-held California corporation (“DFH”), pursuant to which, for the sum of $2.0 million, NGRU sold and transferred its interest in the capital stock of Research Engineers Ltd. (“REL”), its majority-owned India subsidiary that engages in engineering business process outsourcing services, and its interest in certain additional assets and liabilities (the “Purchase”) to DFH.

The additional assets sold to DFH included approximately $215,000 in cash certain marks and Internet domain names, including the “netGuru” name, a copy of the source code for our WEBWORKS(TM) software, and certain contracts, licenses, and accounts receivable primarily relating to REL’s business. DFH assumed certain obligations and liabilities, and the Change in Control and Executive Retention Agreement and the Split Dollar Life Insurance Arrangement between Amrit K. Das and NGRU were terminated.

At the Merger Closing and the closing of the transactions contemplated by the Purchase Agreement (the “Purchase Closing”), NGRU transferred to REL $22,000 of cash and cash equivalents. That amount exceeded “U.S. Reserved Cash,” as defined in Section 1.2(b)(i) of the Merger Agreement.

The Purchase Agreement also includes employee and customer non-solicitation provisions restricting our and DFH’s rights to solicit employees and certain customers of one another for a period that expires 18 months following the Purchase Closing.

Other Agreements

At the Merger Closing and the Purchase Closing, we also entered into an outsourcing services agreement with REL covering services that may be provided to us by REL after the Purchase Closing, a value-added reseller agreement with REL covering our Web4 products that may be distributed by REL after the Purchase Closing, and a transition agreement that covers the transition of the netGuru name and mark and our hosting of the “netguru.com” website for a limited time following the closing. Those agreements, as well as the promissory note, are described below:

Outsourcing Services Agreement

Pursuant to the Outsourcing Services Agreement, REL agreed to provide certain services and related personnel to us at specified rates for an initial period of 12 months. The services provided by REL will be performed in accordance with written statements of work and may include computer software programming, systems analysis, design project management, and business process services. After an initial four-month period, either party may terminate any statement of work upon 60 days written notice. The agreement also contains reciprocal non-competition and non-solicitation provisions.

Value-Added Reseller Agreement

REL entered into a distributor agreement with Web4 to become the exclusive distributor of Web4’s products within the countries of India, Malaysia, Bangladesh, Nepal, Thailand, Myanmar, the Philippines, Vietnam, and Indonesia. The term of the agreement is one year, unless terminated sooner; however, the agreement will automatically be renewed for subsequent one year terms unless either party terminates upon 60 days prior written notice prior to the expiration of the then-current term.

Transition Agreement

Under the Transition Agreement, we have obtained an exclusive, non-transferable, royalty-free license to use the domain name and trademark, netguru.com and netguru, Inc., in connection with certain aspects of our business. The term of this agreement expires on March 31, 2007, but will terminate earlier if an event of default occurs under the $125,000 promissory note issued by us to DFH in connection with the Merger. This agreement also provides that we will enter into a web site hosting agreement to provide, at our cost and expense, hosting of the domain name website and related e-mail services during the term of this agreement.

Promissory Note

In connection with the Merger Closing, we issued to DFH a promissory note due March 31, 2007, in the principal amount of $125,000, plus simple interest at 10% per annum. The promissory note is secured by a first priority interest in our main operating bank account and all related proceeds. Amounts due under the note accelerate upon any event of default, which would include the filing of bankruptcy, failure to pay our debts as they become due, and failure to perform any material obligation under the note.

Cash Dividend

In connection with the Merger and Purchase, NGRU declared a cash dividend of $3.5 million, or approximately $2.73 per post-split share of NGRU’s common stock. The sources of funds were $1.5 million of BPOMS’ cash assets and $2.0 million in cash received from DFH pursuant to the Purchase Agreement. The record date for the dividend is December 15, 2006, and it is to be paid on December 27, 2006.

Corporate Name Change

Pursuant to the Merger Agreement, we changed our name from netGuru, Inc. to BPO Management Services, Inc. on December 15, 2006.

Certain Relationships and Related Transactions

During the two years prior to the Merger Closing and Purchase Closing, we engaged in certain activities described in this section.

In October 2003, NGRU borrowed $100,000 from Mr. Amrit Das, its then chief executive officer, and issued to him a 7.25% interest bearing unsecured promissory note. The proceeds were used for working capital. The principal along with the accrued interest was paid in full in August 2005.

In June 2001, NGRU entered into a five-year employment agreement with Santanu Das, its then chief operating officer and executive vice president. The agreement provided for a minimum base annual salary of $120,000 and contained terms similar to the employment agreement for Mr. Amrit Das. In June 2005, the annual salary of Mr. Santanu Das was increased to $165,000. In March 2006, Mr. Santanu Das received a cash bonus of $25,000 in consideration for services he rendered in his capacity as an executive officer in connection with the asset sale to Bentley Systems, Inc. (“Bentley”). Mr. Santanu Das resigned from his position with us effective November 18, 2006, due to his employment with Bentley.

Each of Mr. Amrit Das, Mr. Santanu Das, and Bruce K. Nelson, NGRU’s then, and our current, chief financial officer (collectively, the “Executives”), was eligible to receive annual bonuses at the discretion of the compensation committee based upon achievement of certain operating income targets and contribution of the recipient to profitability during fiscal 2006. The annual discretionary bonuses were to be up to 50 percent of Mr. Santanu Das’ base salary or up to 30 percent of the annual base salaries of the other two Executives. However, none of the Executives received any annual bonus under this arrangement.

In June 2005, NGRU entered into Change in Control and Executive Retention Agreements with each of Mr. Amrit Das, Mr. Santanu Das, and Mr. Nelson. In connection with the asset sale to Bentley in November 2005, Mr. Santanu Das terminated his employment agreement with NGRU, was immediately employed by Bentley, and waived his rights to any claim under the retention agreement. Mr. Nelson’s retention agreement was terminated in connection with the execution of his employment agreement in March 2006.

In November 2005, Mr. Nelson received a cash bonus of $25,000, which had been contingent upon the closing of the asset sale to Bentley.

Koushik Dutta, NGRU’s then chief operating officer and our current chief technology officer, is eligible for a bonus of approximately $50,000, which became payable at the Merger Closing. The payment of a bonus was authorized prior to his becoming an executive officer, to be payable upon a change in control of our Web4 division.

In December 2004, Mr. Amrit Das personally guaranteed a term loan from a bank in India. The term loan is secured by substantially all of NGRU’s assets located in India. The loan bears an annual interest of 9.5% payable monthly. The principal is payable in quarterly installments beginning January 2005 and ending December 2009. As of March 31, 2006, this loan had been paid off. In addition, we had obtained overdraft facilities for meeting our working capital requirement in India. These overdraft facilities are also secured by substantially all our assets located in India. The loan bore an annual interest of 11% payable monthly. As of March 31, 2006, this loan had been paid off.

NGRU is a party to director and executive officer compensation arrangements, and employment, change in control and separation agreements, with related parties. In addition, Sormistha Das, who beneficially owned more than 10% of NGRU’s outstanding shares of common stock as of September 29, 2006, and who is the daughter of Mr. Amrit Das and sister of Mr. Santanu Das, served as NGRU’s assistant controller from October 2001 to September 2006.

In connection with the Merger and Purchase, we entered into various agreements and arrangements with related parties, as more particularly described in the discussions of those transactions.

Interests of NGRU’s Directors and Executive Officers

Some of NGRU’s directors and executive officers had interests in the Merger, Purchase, and related transactions that are different from, or in addition to, those of NGRU’s stockholders generally. NGRU’s board of directors was aware of these interests when it approved the Merger Agreement and Purchase Agreement.

Under his NGRU employment agreement, Mr. Nelson received bonus compensation tied to milestones that related in part to NGRU’s progress in connection with the Merger and Purchase. Prior to the Merger Closing and Purchase Closing, Mr. Nelson had received approximately $121,250 under the milestone bonus payments.

Mr. Dutta will be paid a cash bonus of $50,000 from us.

Each of NGRU’s non-employee directors received $33,500 for serving on a special committee of its board of directors that was charged with the task of assisting in establishing a specific course of action for NGRU to take after the consummation of asset sale last year.

Mr. Amrit Das and Mr. Santanu Das are also shareholders and officers of DFH. Accordingly, each of these two directors had a direct financial interest in the Purchase Agreement and therefore abstained from voting on the proposed Merger and Purchase.

Also, at the Purchase Closing, we entered into an outsourcing services agreement with REL, which is described above, covering services that may be provided to us by REL after the Purchase Closing.

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02. Unregistered Sales of Equity Securities.

In connection with the Merger, on December 15, 2006, we issued an aggregate 7,336,575 of our common shares to the holders of the common stock of BPOMS and 1,536,338 of our Series A preferred shares, 1,449,200 of our Series B preferred shares, and 1,540,000 of our Series C preferred shares to the holders of the respective series of preferred stock of BPOMS, in exchange for their shares of common and preferred stock, respectively, of BPOMS. For each share of the common stock of BPOMS, the holder thereof received 0.7246 of our common shares. For each share of the preferred stock of BPOMS, the holder thereof received one of our preferred shares in the corresponding series.

The material terms of our three series of preferred stock, which are subject to appropriate adjustments in connection with the reverse stock split and other capitalization or similar changes, are described below:

o Series A

o  DIVIDENDS - Shares of Series A are entitled to an 8.0% per year cumulative dividend, payable at the end of each calendar quarter in shares of Series A, junior to shares of Series C and senior to all other classes and series of stock.

Series A holders are entitled to a tax gross-up payment in cash to cover United States federal income and withholding taxes to the extent those taxes exceed 10% of the fair market value of a dividend on the dividend distribution date.

o  VOTING - Shares of Series A vote together with shares of common stock on an as-converted basis, with any fractional votes rounded to the nearest share, on matters submitted to a vote of stockholders generally.

Series A holders, voting as a separate class, are entitled to elect two members of our board of directors at each meeting or pursuant to each written consent.

The affirmative vote of a majority of the outstanding shares of Series A is required prior to:

o  the sale, lease, or other transfer of all or substantially all of our assets;

o  the merger or consolidation of us into or with any other corporation that results in the transfer of more than 50% of our voting power; or

o  the acquisition in any manner or form, including through the issuance of debt and/or stock and/or payment of cash, of all or substantially all of the assets or business or capital stock or ownership interest of another entity or business.

o  LIQUIDATION PREFERENCE - Series A shares rank junior to shares of Series C and senior to shares of Series B and common stock in the distribution of our assets in connection with a liquidation, dissolution, or winding up event, which events include:

o  a voluntary or involuntary liquidation, dissolution or winding up;

o  a merger or consolidation with or into any other corporation or corporations as a result of which our stockholders immediately prior to the consummation of the merger or consolidation hold less than 50% of the voting securities of the surviving entity; and

o  the sale, transfer or lease of all or substantially all of our assets.

The Series A liquidation preference is $1.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like, plus an amount equal to all accrued and unpaid dividends.

Any remaining assets and funds available for distribution to stockholders after payment of the liquidation preferences on the Series C, Series A, and then Series B are to be distributed ratably among the holders of common stock.

o  REDEMPTION - Shares of Series A are not subject to redemption.

o  CONVERSION - Each share of Series A is convertible at the option of the holder into one share of common stock, subject to adjustments for stock splits, stock dividends, recapitalizations and the like, with any fractional shares of common stock rounded up to the next whole number.

Shares of Series A are automatically convertible into common stock immediately prior to the closing of a firm commitment underwritten public offering with gross proceeds of at least $10 million and a public offering price of at least $5.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like.

o Series B

o  DIVIDENDS - Shares of Series B are not entitled to dividends.

o  VOTING - Shares of Series B vote together with shares of common stock on an as-converted basis, with any fractional votes rounded to the nearest share, on matters submitted to a vote of stockholders generally.

o  LIQUIDATION PREFERENCE - Series B shares rank junior to shares of Series C and Series A and senior to shares of common stock in the distribution of our assets in connection with a liquidation, dissolution, or winding up event;

The Series B liquidation preference is $1.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like.

o  REDEMPTION - Shares of Series B are not subject to redemption.

o  CONVERSION - Each share of Series B is convertible at the option of the holder into one share of common stock, subject to adjustments for stock splits, stock dividends, recapitalizations and the like, with any fractional shares of common stock rounded up to the next whole number.

Shares of Series B are automatically convertible into common stock immediately prior to the closing of a firm commitment underwritten public offering with gross proceeds of at least $10 million and a public offering price of at least $5.00 per share, subject to adjustments for stock splits, stock dividends, recapitalizations and the like.

o  BOARD OBSERVATION - Holders of a majority of outstanding shares of Series B have the right to appoint an observer to attend all the meetings of our board of directors in a nonvoting capacity, except during any period in which any holder of Series B serves as a director of ours.

o Series C

o  ORIGINAL ISSUE PRICE - The aggregate purchase price for the shares of Series C would equal the amount of additional equity required to meet our $1.5 million capital surplus requirement. The number of shares of Series C issued for the purchase price is equal to the purchase price divided by 50% of the market value of our common stock.

o  DIVIDENDS - Shares of Series C are entitled to a cumulative monthly dividend out of retained earnings, senior to dividends on all other classes and series of stock, in an amount calculated as follows:

o  for the first twelve months following their issuance date, an amount equal to $0.00750 multiplied by the Series C original issue price per share (as adjusted for stock splits, stock dividends, recapitalizations, and the like), and then divided by $1.00;

o  for the next succeeding 36 months, an amount equal to $0.03180 multiplied by the Series C original issue price per share (as adjusted for stock splits, stock dividends, recapitalizations, and the like), and then divided by $1.00; and

o  from and after the 48th month, the Series C shares will not bear a dividend.

o  VOTING - Shares of Series C have one vote per share and vote together with shares of common stock on matters submitted to a vote of stockholders generally.

In addition, the affirmative vote of a majority of the outstanding shares of Series C is required prior to any of the events listed under the heading “Liquidation Preference” below.

Also, the affirmative vote of holders of not less than two-thirds of the outstanding shares of Series C is required for:

o  the creation of a new class or series of stock that is entitled to dividends or shares in the distribution of assets on a parity with or in priority to the Series C or that provides for mandatory redemption;

o  the redemption of shares of capital stock other than Series C; and

o  the amendment of the terms of the Series C in a manner that would materially alter or change their powers, preferences, or special rights.

o  LIQUIDATION PREFERENCE - Series C shares rank senior to all other classes and series of stock in the distribution of our assets in connection with a liquidation, dissolution, or winding up event, which events include:

o  a voluntary or involuntary liquidation, dissolution, or winding up;

o  a merger or consolidation with or into any other corporation or corporations as a result of which our stockholders immediately prior to the consummation of the merger or consolidation hold less than 50% of the voting securities of the surviving entity; and

o  the sale, transfer or lease of all or substantially all of our assets.

The Series C liquidation preference is equal to the Series C redemption price plus an amount equal to all accrued and unpaid dividends, plus interest on all accrued and unpaid dividends at a rate of 10% per year.

Any remaining assets and funds available for distribution to stockholders after payment of the liquidation preferences on the Series C, Series A, and then Series B preferred stock are to be distributed ratably among the holders of common stock.

o  REDEMPTION - Shares of Series C may be redeemed at our election for an amount per share equal to 125% of the Series C original issue price plus any declared by unpaid dividends.

o  CONVERSION - Shares of Series C are not convertible into shares of common stock.

The issuances were made pursuant to Section 4(2) of, and Regulation D and Regulation S under, the Securities Act of 1933, as amended, among other exemptions. We believe that exemption was available because (i) such issuances did not involve a public offering, (ii) the recipients are either accredited or are not U.S. persons and not acquiring the securities for the account or benefit of any U.S. person, and (iii) the securities were restricted in accordance with the requirements of the Securities Act of 1933 (including by issuing the certificates representing the securities with a restricted legend).

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01. Changes in Control of Registrant.

The Merger resulted in a change of control of NGRU on December 15, 2006. See Item 2.01 “Completion of Acquisition or Disposition of Assets” above.

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2006, each of our directors and officers resigned, pursuant to the Merger Agreement. The following persons were appointed as our new directors and officers, as stated:

NAME	AGE	POSITION

Patrick Dolan	48	Chairman of the Board, Chief Executive Officer and Director
James Cortens	50	President, Secretary and Director
Bruce K. Nelson	52	Chief financial Officer
Dale Paisley	65	Director

PATRICK DOLAN founded BPOMS and has served as its chief executive officer and chairman of the Board since its inception in July 2005. Prior to co-founding BPOMS, Mr. Dolan served as president and chief operating officer of Infocrossing Inc., a provider of selective information technology outsourcing solutions, from April 2004 through October 2004. For the two previous years, prior to Infocrossing acquiring ITO Acquisition Corporation, doing business as Systems Management Specialists (“SMS”), a California company, Mr. Dolan served as its chairman and chief executive officer. In December 2002, Mr. Dolan led a successful management team initiative, in conjunction with Los Angeles-based private equity fund Riordan, Lewis & Haden, to re-purchase SMS from Marconi, plc, which had acquired SMS from its prior owners in June 2000. Prior to that time, Mr. Dolan was president and chief operating officer of SMS from November 1994. Mr. Dolan spent the early years of his career with Affiliated Computer Services and, subsequently, SHL Systemhouse. Mr. Dolan earned a B.S. in Economics from New York University.

JAMES CORTENS founded BPOMS and has served as its chief financial officer, president, and a director since its inception in July 2005. Prior to co-founding BPOMS, Mr. Cortens served as executive vice president of Infocrossing Inc., a provider of selective information technology outsourcing solutions, from April 2004 through October 2004. For the two previous years, prior to Infocrossing acquiring SMS, Mr. Cortens served as its president and director. In December 2002, Mr. Cortens was part of a successful management team initiative, in conjunction with Los Angeles-based private equity fund Riordan, Lewis & Haden, to re-purchase SMS from Marconi, plc, which had acquired SMS from its prior owners in June 2000. Prior to that time, Mr. Cortens was executive vice president of business development of SMS from November 1994. Mr. Cortens spent the early years of his career with SHL Systemhouse. Mr. Cortens earned a B.Sc. in Computer Science from the University of Manitoba.

BRUCE K. NELSON has served as our chief financial officer since April 2002 and as our secretary since November 2005. Prior to joining us, Mr. Nelson served as chief financial officer of Millennium Information Technologies, Inc. from 1997 to April 2002. From 1992 to 1997, he was co-founder and president of Comprehensive Weight Management, a healthcare marketing company. From 1985 to 1992, Mr. Nelson served as treasurer of Comprehensive Care Corporation, a NYSE-traded national service company. Mr. Nelson holds a B.S. in Finance from University of Southern California and an M.B.A. from Bryant College in Smithfield, Rhode Island.

DALE PAISLEY has been a financial and accounting consultant to primarily small public companies since 2000. He assists his clients with regulatory reporting with the Commission and state regulators and has served as temporary chief financial officer and chief executive officer of several public and private companies. From October 2002 until December 2003, Mr. Paisley served as president of SoCal Waste Group, Inc., and from February 2003 until December 2003, he served as chief executive officer and chief financial officer of USA Biomass Corporation. Prior to that time, Mr. Paisley was a partner in the international accounting firm of Coopers & Lybrand (now PriceWaterhouseCoopers). Mr. Paisley earned a B.S. in accounting from San Diego State University.

We have employment agreements with two of our executive officers, Mr. Dolan and Mr. Cortens, dated July 29, 2005. Except as otherwise noted, the terms of the employment agreements are identical.

The employment agreements provide that Mr. Dolan will serve as our chief executive officer and Mr. Cortens will serve as our president, respectively, for an initial two and one-half year term. The employment agreements include the following provisions:

o  Initial base salary of not less than $225,000 in the case of Mr. Dolan, and $200,000 in the case of Mr. Cortens, subject to annual review and increase in the discretion of our board of directors. The board set 2005-2006 base salaries for Mr. Dolan and Mr. Cortens at $250,000 and $225,000, respectively. For the period through July 29, 2006, the officers accepted their base salaries in shares of our Series A Convertible Preferred Stock at a $1.00-for-1 share ratio, in lieu of cash. Since that time, we have not paid the officers any portion of their salaries;

o  Annual bonus in an amount, if any, as determined by the board based on our achievement and individual performance goals as established by the board;

o  Participation in BPOMS’ employee welfare, pension and benefit plans as maintained for the benefit of BPOMS’ employees;

o  Six weeks of vacation annually;

o  Reimbursement for all business, travel, and entertainment expenses incurred prior to, on, or after July 29, 2005, with respect to our business or prospective business, and including expenses incurred in connection with the formation of the company and the acquisition of ADAPSYS Document Management, Inc. and ADAPSYS Transaction Processing, Inc.; and

o  Reimbursement of telephone, cell phones, computer usage, and Internet access at home for business use, as well as a monthly car allowance of $750.00 per month.

Upon execution of the employment agreements, Mr. Dolan and Mr. Cortens were each granted options to purchase 750,000 and 500,000 shares, respectively, of BPOMS’ common stock, vesting 25% per year. In the event of a change of control, or if the officer’s employment is terminated by us without cause, or by the officer for good reason, as defined in the agreements, then we will:

o  Pay a lump sum equal to the sum of all accrued and unpaid base salary and vacation pay through the date of termination, and if no change of control has occurred, the officer’s base salary for the remainder of the employment period and two times the highest annual bonus paid for any fiscal year, and if no annual bonus has been paid, then two times the minimum annual bonus;

o  Continue to provide the officer and his eligible spouse and dependents the various medical and life insurance provided for in the agreement or economic equivalent as if he had remained employed through the employment agreement term; and

o  The officer’s unvested stock options will become immediately 100% vested.

If  we terminate the officer’s employment for cause or the officer terminates his employment without good reason, then we will:

o  Pay a lump sum equal to all accrued and unpaid base salary and vacation pay through the date of termination; and

o  Have no further obligation to the officer except for the benefits provided under any stock option grants and any other agreements, plans or programs of ours.

For purposes of the employment agreements, termination for “cause” means the employee’s willful gross misconduct or conviction of a felony that, in either case, results in material and demonstrable damage to the business or reputation of ours, or the willful and continued failure to perform his duties (subject to a 20-business day cure period), within twenty business days after we deliver to him a written demand for performance that specifically identifies the actions to be performed.  Termination for “good reason” means, subject to a ten-business day cure period,

o the assignment to the employee of duties inconsistent with this Agreement or a change in his titles or authority;

o any failure by us to comply with sections of the agreement regarding compensation and benefits in any material way;

o the requirement of the employee to relocate to locations other than Orange County, California;

o the failure of ours to comply with and satisfy its obligations regarding any successor to its business and/or assets;

o any material breach of the agreement by us; or

o a change in control of ours.

A change in control under the agreements is the acquisition of us by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger, or consolidation), other than a transaction or series of transactions in which the holders of the our voting securities outstanding immediately prior to the transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of our shares held by those holders prior to those transactions, at least fifty percent (50%) of the total voting power represented by our voting securities or the surviving entity outstanding immediately after the transaction or series of transactions, or sale of 80% or more of our assets. The merger was not deemed a change in control for purposes of the employment agreements with Messrs. Dolan and Cortens.

The employment agreements with Messrs. Dolan and Cortens also contain confidentiality provisions.

On March 24, 2006, NGRU entered into an employment agreement with Mr. Bruce Nelson, its Chief Financial Officer and Secretary. The employment agreement superseded and made void a retention agreement that it had entered into with Mr. Nelson in June 2005 on the same terms as the retention agreement described above. The employment agreement provides for an annual base salary of $127,000 per year, or such greater amount as may be established by its compensation committee, plus additional incentive cash compensation as follows:

(a) A bonus payment equal to three months’ salary, payable on the date of execution of the agreement, March 24, 2006;

(b) A bonus payment equal to three months’ salary, payable at the earlier of five days after it closes the sale of any of its three remaining business units or April 21, 2006;

(c) A bonus payment equal to three months’ salary at the earlier of five days after it enters into a definitive agreement providing for a change in control transaction, which is defined as the merger of its company (or a subsidiary of ours) with any other company in which our stockholders immediately prior to the merger will (by virtue of the ownership of our stock) own less than 50% of the outstanding voting securities of the surviving entity (or parent thereof) immediately after the merger, five days after it deregisters our securities under the Exchange Act, or July 31, 2006; and

(d) A bonus payment equal to three months’ salary plus an additional $20,000at the earlier of the completion of the sale of all three remaining business units, the closing of a change of control transaction, resignation of two or more members of our board of directors, including at least one of the independent members, or November 18, 2006.

The foregoing not withstanding, if Mr. Nelson’s employment is terminated for “good cause” or if he resigns without “good reason,” Mr. Nelson shall not be entitled to receive any bonus payable after the effective date of such termination. If we terminate Mr. Nelson’s employment without “good cause” or if Mr. Nelson dies or resigns for “good reason,” then any unpaid bonus amounts will become immediately due and payable. The third and fourth bonus payments described above are to be placed into escrow and released to Mr. Nelson or his estate upon satisfaction of the conditions described above, or released back to us if Mr. Nelson’s employment is terminated for “good cause” or without “good reason” prior to the relevant payment date.

“Good cause” for us to terminate the agreement includes Mr. Nelson’s material breach of the agreement, conviction of a crime involving moral turpitude or imprisonment, failure to cure within ten days after receiving a written notice regarding his continuing repeated failure or refusal to perform his material and lawful duties required by the agreement or regarding his gross negligence, insubordination, disloyalty or other material misconduct.

“Good reason” for Mr. Nelson to terminate the agreement includes a reduction from Mr. Nelson’s title as Chief Financial Officer, or our material breach of the agreement or failure to provide Mr. Nelson with adequate staff or continued benefits.

The agreement also provides that Mr. Nelson is entitled to three weeks of paid vacation each year and standard employee medical and hospital insurance. If Mr. Nelson’s employment terminates other than for “good cause” or without “good reason,” then Mr. Nelson or his estate will be entitled to receive $500 per month until the earlier of six months from the date of termination or November 18, 2006.

The agreement contains restrictions on Mr. Nelson’s disclosure and use of confidential company information and property and an assignment to us of intellectual property rights relating to Mr. Nelson’s activities at our company.

ITEM 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Immediately prior to the Merger Closing, NGRU filed an amendment to its certificate of incorporation, effective December 14, 2006, to effect a 1-for-15 reverse split of its common stock and to increase the number of authorized shares of its preferred stock from 5,000,000 to 29,795,816. In connection with the Merger, effective December 15, 2006, we filed a certificate of merger to effect the merger of our wholly owned subsidiary, BPO Acquisition Corp., with and into NGRU. Immediately after the Merger Closing, we filed an amendment to our certificate of incorporation to change our name to “BPO Management Services, Inc.”

We will account the Merger as a “reverse merger” because there was a change of control at the Merger Closing. Accordingly, for accounting purposes, BPOMS will be treated as the continuing reporting entity and accounting acquiror that acquired NGRU, which accounting treatment will result in the us adopting the December 31 fiscal year-end of BPOMS. Subsequent to the Merger Closing, the historical statements of operations will be those of BPOMS’ and the balance sheet will consist of the net assets of BPOMS’. All capital stock shares and amounts and per share data will be retroactively restated. As a result of the accounting treatment of the Merger, subject to our filing of an amendment to this Current Report or the filing of any further Current Reports on Form 8-K, we expect that the next periodic report that we will file pursuant to our obligations under Section 13 or 15(d) of the Securities Exchange Act of 1934 will be an Annual Report on Form 10-KSB for the annual year-ending December 31, 2006.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements will be filed by an amendment to this Current Report within 75 days of the Merger Closing and Purchase Closing.

(d) Exhibits

Exhibit No.	Description of Exhibit

2.1
Agreement and Plan of Merger by and among BPO Management Services, Inc., netGuru, Inc., and BPO Acquisition Corp, dated August 29, 2006, incorporated by reference to Exhibit 10.1 of NGRU’s Form 8-K filed on September 5, 2006

2.2	Purchase Agreement between Das Family Holdings and netGuru, Inc., dated August 29, 2006, incorporated by reference to Exhibit 10.2 of NGRU’s Form 8-K filed on September 5, 2006
3.1*	Second Restated Certificate of Incorporation of NGRU, as filed with the Secretary of State of the State of Delaware on December 14, 2006
3.2	Bylaws of registrant, incorporated by reference to NGRU’s Form SB-2, dated May 21, 1996, or amendment thereto dated June 14, 1996
3.3	Action with respect to Bylaws, as certified by NGRU’s secrtary on October 22, 2004, incorporated by reference to NGRU’s Form 8-K filed on October 29, 2004
3.4*	Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 15, 2006
3.5*	Certificate of Amendment to Articles of Incorporation, as filed with the Secretary of State of the State of Delaware on December 15, 2006
10.1*	Outsourcing Services Agreement, dated December 15, 2006, between DFH and us
10.2*	Value-Added Reseller Agreement between REL and Web4
10.3*	Transition Agreement, dated December 15, 2006, between DFH and BPOMS/HRO, Inc.
10.4*	Promissory Note, dated December 15, 2006, between DFH and us
99.1*	Press release, dated December 15, 2006
99.2*	Press release, dated December 18, 2006

* filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPO MANAGEMENT SERVICES, INC.

Date: December 21, 2006	By:	/s/ James Cortens
James Cortens
President

Exhibit Index

Exhibit No.	Description of Exhibit
3.1	Second Restated Certificate of Incorporation of NGRU, as filed with the Secretary of State of the State of Delaware on December 14, 2006
3.4	Certificate of Merger, as filed with the Secretary of State of the State of Delaware on December 15, 2006
3.5	Certificate of Amendment to Articles of Incorporation, as filed with the Secretary of State of the State of Delaware on December 15, 2006
10.1	Outsourcing Services Agreement, dated December 15, 2006, between DFH and us
10.2	Value-Added Reseller Agreement between REL and Web4
10.3	Transition Agreement, dated December 15, 2006, between DFH and BPOMS/HRO, Inc.
10.4	Promissory Note, dated December 15, 2006, between DFH and us
99.1	Press release, dated December 15, 2006
99.2	Press release, dated December 18, 2006